EXHIBIT 8.2

[Bradley Arant Boult Cummings LLP]

August 18, 2010

Caterpillar Financial Funding Corporation
4040 South Eastern Avenue, Suite 344
Las Vegas, Nevada 89119

Ladies and Gentlemen:

We have acted as special Tennessee tax counsel to Caterpillar Financial Funding Corporation (the “Registrant”) with respect to certain Tennessee state tax aspects of the issuance of Asset Back Notes (the “Notes”), each issuable in series (each, a “Series”).

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

Based on such examinations, we are of the opinion that such advice conforms to the descriptions of certain Tennessee tax consequences to holders of the Notes that appear under the heading “Certain State Tax Considerations” in the prospectus (the “Prospectus”) and under the heading “Summary of the Notes and the Transaction Structure - Tax Status” in the form of prospectus supplement (the “Prospectus Supplement”) forming a part of the Registration Statement on Form S-3 as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof (the “Registration Statement”). Such descriptions do not purport to discuss all possible Tennessee tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion, the descriptions are accurate in all material respects. To the extent that such descriptions explicitly state our opinion, we hereby confirm and adopt such opinion herein.

This opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Notes with numerous different characteristics, the particular characteristics of each Series of Notes must be considered in determining the applicability of this opinion to a particular Series of Notes.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the tax laws of the State of Tennessee.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are “experts”, within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

  Sincerely,

  /s/ BABC

  Bradley Arant Boult Cummings LLP